101 JFK Parkway, Short Hills, NJ 07078
news release
Contact: Domenick Cama(973) 924-5105
dcama@myinvestorsbank.com

Investors Bancorp, Inc. Announces First Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - April 29, 2013 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $27.2 million for the three months ended March 31, 2013 compared to net income of $18.9 million for the three months ended March 31, 2012. Basic and diluted earnings per share were $0.25 for the three months ended March 31, 2013 compared to $0.18 for the three months ended March 31, 2012. The three month period ended March 31, 2012 included expenses related to the Brooklyn Federal acquisition.

The Company announced today that the Board of Directors has declared a cash dividend of $0.05 per share to stockholders of record as of May 10, 2013, payable on May 24, 2013. The majority of the outstanding stock of the Company is owned by Investors Bancorp MHC, a mutual holding company, which will receive the dividend payment along with the public shareholders.

Commenting on the results from the quarter, Kevin Cummings, President and CEO stated, “I am pleased to announce that Investors posted record earnings this quarter. This marks our 15th consecutive quarter where earnings per share, excluding merger related charges, increased 15% or better over prior year quarter. We continue to build a strong balance sheet with manageable non performing assets and believe this positions us well for a potential second step capital raise.”

Regarding the Company's recently announced acquisitions, Mr. Cummings stated “We are looking forward to the pending acquisitions of Roma Financial Inc. and Gateway Community Financial Inc. These franchises will greatly enhance our presence in the southern New Jersey market and is an effective use of our mutual holding company structure.”

The following represents performance highlights and significant events that occurred during the period:

•
Net loans increased $157.1 million, or 1.5%, to $10.46 billion at March 31, 2013 from $10.31 billion at December 31, 2012. During the three months ended March 31, 2013, we originated $227.3 million in multi-family loans and $129.6 million in commercial real estate loans.

•
Deposits increased by $5.5 million from December 31, 2012, or 0.1% to $8.77 billion at March 31, 2013. Core deposits increased $86.6 million or 1.5% from December 31, 2012. As of March 31, 2013, core deposits exceeds 67.1% of total deposits.

•	Efficiency ratio was 50.1% for the three months ended March 31, 2013 and 55.5% for the three months ended March 31, 2012.

•
Net interest margin for the three months ended March 31, 2013 was 3.36%. This represents an increase of 3 basis points compared to March 31, 2012 and a decrease of 15 basis points compared to the fourth quarter of 2012.

•
On April 5, the Company announced the signing of a definitive merger agreement with Gateway Community Financial Corporation ("Gateway") which operates 4 branches in Gloucester County, New Jersey. As of December 31, 2012 Gateway had assets of $309.8 million, deposits of $278.6 million and net worth of $24.6 million.

•	On February 25, 2013 the Company paid its second cash dividend to stockholders of $0.05 per share.

Comparison of Operating Results

Interest and Dividend Income

Total interest and dividend income increased by $8.2 million, or 6.8%, to $129.4 million for the three months ended March 31, 2013 from $121.2 million for the three months ended March 31, 2012. This increase is attributed to the average balance of interest-earning assets increasing $1.61 billion or 15.3%, to $12.16 billion for the three months ended March 31, 2013 from $10.55 billion for the three months ended March 31, 2012 due to organic growth and acquisitions. This was partially offset by the weighted average yield on interest-earning assets decreasing 34 basis points to 4.26% for the three months ended March 31, 2013 compared to 4.60% for the three months ended March 31, 2012.

Interest income on loans increased by $9.6 million, or 8.7%, to $119.9 million for the three months ended March 31, 2013 from $110.3 million for the three months ended March 31, 2012, reflecting a $1.45 billion or 16.2%, increase in the average balance of net loans to $10.36 billion for the three months ended March 31, 2013 from $8.92 billion for the three months ended March 31, 2012. The increase is primarily attributed to the average balance of multi-family loans and commercial real estate loans increasing $1.18 billion and $552.8 million, respectively as we continue to focus on diversifying our loan portfolio by adding more multi-family loans and commercial real estate loans. This was partially offset by the decrease in the average balance of residential loans and construction loans of $250.1 million and $41.8 million, respectively for the three months ended March 31, 2013. The increase also reflects $3.1 million in loan prepayment fees recorded in interest income for the three months ended March 31, 2013 compared to $1.1 million for the three months ended March 31, 2012. The increase was partially offset by a 32 basis point decrease in the average yield on net loans to 4.63% for the three months ended March 31, 2013 from 4.95% for the three months ended March 31, 2012, as lower rates on new and refinanced loans reflect the current interest rate environment.

Interest income on all other interest-earning assets, excluding loans, decreased by $1.4 million or 12.7%, to $9.6 million for the three months ended March 31, 2013 from $11.0 million for the three months ended March 31, 2012. The decrease is attributed to the weighted average yield on interest-earning assets, excluding loans, decreasing by 55 basis points to 2.13% for the three months ended March 31, 2013 compared to 2.68% for the three months ended March 31, 2012 reflecting the lower interest rate environment. This was partially offset by a $164.4 million increase in the average balance of all other interest-earning assets, excluding loans, to $1.80 billion for the three months ended March 31, 2013 from $1.63 billion for the three months ended March 31, 2012.

Interest Expense

Total interest expense decreased by $6.1 million, or 18.2%, to $27.4 million for the three months ended March 31, 2013 from $33.5 million for the three months ended March 31, 2012. This decrease is attributed to the weighted average cost of total interest-bearing liabilities decreasing 39 basis points to 1.03% for the three months ended March 31, 2013 compared to 1.42% for the three months ended March 31, 2012. This was partially offset by the average balance of total interest-bearing liabilities increasing by $1.19 billion, or 12.6%, to $10.62 billion for the three months ended March 31, 2013 from $9.43 billion for the three months ended March 31, 2012.

Interest expense on interest-bearing deposits decreased $5.6 million, or 30.8% to $12.7 million for the three months ended March 31, 2013 from $18.3 million for the three months ended March 31, 2012. This decrease is attributed to a 36 basis point decrease in the average cost of interest-bearing deposits to 0.63% for the three months ended March 31, 2013 from 0.99% for the three months ended March 31, 2012 as deposit rates reflect the lower interest rate environment. This was partially offset by the average balance of total interest-bearing deposits increasing $622.6 million, or 8.5% to $7.99 billion for the three months ended March 31, 2013 from $7.37 billion for the three months ended March 31, 2012. Core deposit accounts- savings, checking and money market outpaced average total interest-bearing deposit growth as average core deposits increased $1.10 billion over the past year.

Interest expense on borrowed funds decreased by $447,000 or 3.0%, to $14.7 million for the three months ended March 31, 2013 from $15.2 million for the three months ended March 31, 2012. This decrease is attributed to the average cost of borrowed funds decreasing 70 basis points to 2.24% for the three months ended March 31, 2013 from 2.94% for the three months ended March 31, 2012 as recent borrowings were priced at current interest rates. This was partially offset by the average balance of borrowed funds increasing by $568.0 million or 27.5%, to $2.63 billion for the three months ended March 31, 2013 from $2.06 billion for the three months ended March 31, 2012.

Net Interest Income

Net interest income increased by $14.3 million, or 16.3%, to $102.0 million for the three months ended March 31, 2013 from $87.7 million for the three months ended March 31, 2012. The increase was primarily due to the average balance of interest earning assets increasing $1.61 billion to $12.16 billion at March 31, 2013 compared to $10.55 billion at March 31, 2012, as well as a 39 basis point decrease in our cost of interest-bearing liabilities to 1.03% for the three months ended March 31, 2013 from 1.42% for the three months ended March 31, 2012. These were partially offset by the average balance of our interest bearing liabilities increasing $1.19 billion to $10.62 billion at March 31, 2013 compared to $9.43 billion at March 31, 2012, as well as the yield on our interest-earning assets decreasing 34 basis points to 4.26% for the three months ended March 31, 2013 from 4.60% for the three months ended March 31, 2012. While the yield on our interest earning assets declined due to the lower interest rate environment, our cost of funds also continued to fall resulting in our net interest spread increasing by 5 basis points to 3.23% for the three months ended March 31, 2013 from 3.18% for the three months ended March 31, 2012.

Non-Interest Income

Total non-interest income decreased by $265,000, or 2.6% to $10.1 million for the three months ended March 31, 2013 from $10.4 million for the three months ended March 31, 2012. The decrease is primarily attributed to the gain on the sale of loans decreasing $815,000 to $3.1 million for the three months ended March 31, 2013 as more of the originations from our Mortgage Company were maintained in portfolio versus sold to third parties, as well as a decrease of $565,000 in fees and service charges. These decreases were offset by an increase of $726,000 on gains from securities sold during the quarter and $456,000 in additional income from non-deposit investment products.

Non-Interest Expenses

Total non-interest expenses increased by $1.7 million, or 3.1%, to $56.1 million for the three months ended March 31, 2013 from $54.5 million for the three months ended March 31, 2012. Compensation and fringe benefits increased $3.4 million primarily as a result of the staff additions to support our continued growth including employees from the acquisition of Marathon Bank, a federally chartered bank with 13 full-service branches in the New York metropolitan area which was completed in the fourth quarter of 2012, as well as normal merit increases. Occupancy expenses, professional fees and data processing expenses decreased $904,000, $1.7 million and $1.2 million, respectively, for the three months ended March 31, 2013. The three months ended March 31, 2012 reflects costs of $6.0 million associated with the Brooklyn Federal acquisition. In addition, our FDIC insurance premium increased $1.7 million as the FDIC reclassified Investors Bank as a large institution which increased our assessment rate.

Income Taxes

Income tax expense was $15.1 million for the three months ended March 31, 2013, representing a 35.90% effective tax rate compared to income tax expense of $11.7 million for the three months ended March 31, 2012 representing a 38.19% effective tax rate.

Provision for Loan Losses

Our provision for loan losses was $13.8 million for the three months ended March 31, 2013 compared to $13.0 million for the three months ended March 31, 2012. For the three months ended March 31, 2013, net charge-offs were $6.3 million compared to $6.7 million for the three months ended March 31, 2012. Our provision for the three months ended March 31, 2013 is a result of continued growth in the loan portfolio, specifically the multi-family and commercial real estate portfolios; the inherent credit risk in our overall portfolio, particularly the credit risk associated with commercial real estate lending; the level of non-performing loans and delinquent loans caused by the adverse economic and real estate conditions in our lending area.

Our past due loans and non-accrual loans discussed below exclude certain purchased credit impaired (PCI) loans, primarily consisting of loans recorded in the acquisition of Marathon. Under U.S. GAAP, the PCI loans (acquired at a discount that is due, in part, to credit quality) are not subject to delinquency classification in the same manner as loans originated by Investors.  The following table sets forth non-accrual loans and accruing past due loans (excluding PCI loans of $2.6 million) on the dates indicated as well as certain asset quality ratios.

	March 31, 2013		December 31, 2012		September 30, 2012		June 30, 2012		March 31, 2012
	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount	# of loans	Amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	76	$20.0	114	$34.3	71	$23.6	65	$16.3	65	$14.9
Construction	—	—	—	—	1	0.4	—	—	—	—
Multi-family	2	4.5	1	0.2	2	3.1	4	4.6	2	16.0
Commercial real estate	1	0.5	6	16.5	1	0.3	1	0.2	2	1.8
Commercial and industrial	2	1.1	3	0.6	—	—	—	—	—	—
Total 30 to 59 days past due	81	$26.1	124	$51.6	75	$27.4	70	$21.1	69	$32.7
60 to 89 days past due:
Residential and consumer	36	9.7	45	11.9	43	11.9	40	8.4	25	4.4
Construction	—	—	—	—	—	—	1	0.2	—	—
Multi-family	2	0.6	3	4.0	1	1.2	—	—	—	—
Commercial real estate	1	0.3	4	3.0	—	—	—	—	—	—
Commercial and industrial	4	0.8	2	2.6	1	0.1	3	3.3	1	0.7
Total 60 to 89 days past due	43	11.4	54	21.5	45	13.2	44	11.9	26	5.1
Total accruing past due loans	124	$37.5	178	$73.1	120	$40.6	114	$33	95	$37.8
Non-accrual:
Residential and consumer	328	84.1	354	82.5	335	81.2	328	81.7	328	86.1
Construction	9	24.1	9	25.8	9	26.6	15	51.4	16	57.2
Multi-family	7	14.5	5	11.1	6	12.0	6	13.3	4	6.2
Commercial real estate	6	10.2	4	0.8	1	0.8	1	1.2	2	0.4
Commercial and industrial	6	2.8	2	0.4	1	0.1	2	0.8	—	—
Total Non-accrual Loans	356	$135.7	374	$120.6	352	$120.7	352	$148.4	350	$149.9
Accruing troubled debt restructured loans	18	$9.0	22	$15.8	18	$14.8	17	$8.9	15	$8.4
Non-accrual loans to total loans		1.28%		1.16%		1.28%		1.60%		1.64%
Allowance for loan loss as a percent of non-accrual loans		110.21%		117.92%		108.79%		86.58%		82.53%
Allowance for loan losses as a percent of total loans		1.41%		1.36%		1.39%		1.38%		1.35%

Total non-accrual loans decreased $14.2 million to $135.7 million at March 31, 2013 compared to $149.9 million at March 31, 2012 as we continue to diligently resolve our troubled loans. Our allowance for loan loss as a percent of total loans is 1.41%. At March 31, 2013, there were $33.8 million of loans deemed trouble debt restructuring, of which $9.0 million were accruing and $24.8 million were on non-accrual.

The allowance for loan losses increased by $26.1 million to $149.6 million at March 31, 2013 from $123.5 million at March 31, 2012. The increase in our allowance for loan losses is due to the growth of the loan portfolio and the increased credit risk in our overall portfolio, particularly the inherent credit risk associated with commercial real estate lending. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the impact of the deterioration of the real estate and economic environments in our lending area.

Balance Sheet Summary
Total assets increased by $118.2 million, or 0.9%, to $12.84 billion at March 31, 2013 from $12.72 billion at December 31, 2012. This increase was largely the result of net loans, including loans held for sale, increasing $145.0 million to $10.48 billion at March 31, 2013 from $10.34 billion at December 31, 2012 offset by a decrease in cash of $35.4 million to $119.7 million at March 31, 2013 from $155.2 million at December 31, 2012.

Net loans, including loans held for sale, increased by $145.0 million, or 1.4%, to $10.48 billion at March 31, 2013 from $10.34 billion at December 31, 2012. At March 31, 2013, total loans were $10.60 billion and included $4.86 billion in residential loans, $3.10 billion in multi-family loans, $2.01 billion in commercial real estate loans, $230.7 million in construction loans, $228.2 million in consumer and other loans and $174.6 million in commercial and industrial loans. For the three months March 31, 2013, we originated $227.3 million in multi-family loans, $129.6 million in commercial real estate loans, $9.0 million in commercial and industrial loans, $17.7 million in consumer and other loans and $16.0 million in construction loans. This increase in loans reflects our continued focus on generating multi-family and commercial real estate loans, which was partially offset by pay downs and payoffs of loans. The loans we originate and purchase are on properties located primarily in New Jersey and New York.

We originate residential mortgage loans through our mortgage subsidiary, Investors Home Mortgage Co. For the three months ended March 31, 2013, Investors Home Mortgage Co. originated $419.2 million in residential mortgage loans of which $141.6 million were for sale to third party investors and $277.6 million were added to our portfolio. We also purchased mortgage loans from correspondent entities including other banks and mortgage bankers. Our agreements with these correspondent entities require them to originate loans that adhere to our underwriting standards. During the three months March 31, 2013, we purchased loans totaling $202.9 million from these entities.

Securities, in the aggregate, increased by $5.6 million, or 0.4%, to $1.57 billion at March 31, 2013. The increase in the portfolio was primarily due to the purchase of agency issued mortgage backed securities partially offset by sales, normal pay downs or maturities during the three months March 31, 2013.

Deposits increased by $5.5 million from December 31, 2012 or 0.1% to $8.77 billion at March 31, 2013. This was attributed to an increase in core deposits of $86.6 million or 1.5%, partially offset by a $81.1 million decrease in certificates of deposit. Core deposits now represent 67.1% of our total deposit portfolio.

Borrowed funds increased $86.5 million, or 3.2%, to $2.79 billion at March 31, 2013 from $2.71 billion at December 31, 2012 due to the funding of our asset growth.

Stockholders' equity increased $19.9 million to $1.09 billion at March 31, 2013 from $1.07 billion at December 31, 2012. The increase is primarily attributed to the $27.2 million of net income for the three months ended March 31, 2013 offset by a $2.1 million increase to other comprehensive income. Stockholders' equity was also impacted by the declaration of a cash dividend of $0.05 per common share that resulted in a decrease of $5.6 million.

About the Company
Investors Bancorp, Inc. is the holding company for Investors Bank, which as of March 31, 2013 operates from its corporate headquarters in Short Hills, New Jersey and 100 offices located throughout northern and central New Jersey and New York.

Earnings Conference Call April 30, 2013 at 11:00 a.m. (ET)
The Company, as previously announced, will host an earnings conference call Tuesday, April 30, 2013 at 11:00 a.m. (ET). The toll-free dial-in number is: (888) 317-6016. Callers who pre-register will bypass the live operator and may avoid any delays in joining the conference call. Participants will immediately receive an online confirmation, an email, and a calendar initiation for the event.
Conference Call Pre-registration link: http://services.choruscall.com/DiamondPassRegistration/register?confirmationNumber=10027052&linkSecurityString=21470791e8

A telephone replay will be available beginning on April 30, 2013 from 1:00 p.m. (ET) through July 31, 2013, 9:00 a.m. (ET). The replay number is (877) 344-7529 password 10027052. The conference call will also be simultaneously webcast on the Company's website www.myinvestorsbank.com and archived for one year.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in our SEC filings, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
March 31, 2013 and December 31, 2012

	March 31, 2013	December 31, 2012
Assets	(In thousands)

Cash and cash equivalents	$119,729	155,153
Securities available-for-sale, at estimated fair value	1,412,810	1,385,328
Securities held-to-maturity, net (estimated fair value of $180,564 and $198,893 at March 31, 2013 and December 31, 2012 respectively)	158,027	179,922
Loans receivable, net	10,463,895	10,306,786
Loans held-for-sale	16,076	28,233
Federal Home Loan Bank stock	149,912	150,501
Accrued interest receivable	44,103	45,144
Other real estate owned	7,625	8,093
Office properties and equipment, net	95,659	91,408
Net deferred tax asset	152,018	150,006
Bank owned life insurance	114,698	113,941
Intangible assets	99,448	99,222
Other assets	6,724	8,837
Total Assets	$12,840,724	12,722,574
Liabilities and Stockholders' Equity
Liabilities:
Deposits	$8,774,316	8,768,857
Borrowed funds	2,792,139	2,705,652
Advance payments by borrowers for taxes and insurance	67,906	52,707
Other liabilities	119,655	128,541
Total liabilities	11,754,016	11,655,757
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 authorized shares; none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 118,020,280 issued; 111,839,219 and 111,915,882 outstanding at March 31, 2013 and December 31, 2012, respectively	532	532
Additional paid-in capital	535,311	533,858
Retained earnings	666,494	644,923
Treasury stock, at cost; 6,181,061 and 6,104,398 shares at March 31, 2013 and December 31, 2012, respectively	(75,068)	(73,692)
Unallocated common stock held by the employee stock ownership plan	(30,842)	(31,197)
Accumulated other comprehensive loss	(9,719)	(7,607)
Total stockholders' equity	1,086,708	1,066,817
Total liabilities and stockholders' equity	$12,840,724	12,722,574

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)
	For the Three Months
	Ended March 31,
	2013	2012
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$119,860	110,252
Securities:
Government-sponsored enterprise obligations	1	7
Mortgage-backed securities	6,577	8,294
Equity securities available-for-sale	4	—
Municipal bonds and other debt	1,532	1,258
Interest-bearing deposits	10	14
Federal Home Loan Bank stock	1,450	1,391
Total interest and dividend income	129,434	121,216
Interest expense:
Deposits	12,688	18,333
Secured borrowings	14,705	15,152
Total interest expense	27,393	33,485
Net interest income	102,041	87,731
Provision for loan losses	13,750	13,000
Net interest income after provision for loan losses	88,291	74,731
Non-interest income
Fees and service charges	4,401	4,966
Income on bank owned life insurance	757	664
Gain on loan transactions, net	3,074	3,889
Gain (loss) on securities transactions	684	(42)
Loss on sale of other real estate owned, net	(70)	—
Other income	1,243	877
Total non-interest income	10,089	10,354
Non-interest expense
Compensation and fringe benefits	29,824	26,411
Advertising and promotional expense	1,814	1,513
Office occupancy and equipment expense	9,229	10,133
Federal insurance premiums	3,650	1,950
Stationery, printing, supplies and telephone	587	878
Professional fees	2,732	4,442
Data processing service fees	3,656	4,823
Other operating expenses	4,632	4,304
Total non-interest expenses	56,124	54,454
Income before income tax expense	42,256	30,632
Income tax expense	15,089	11,696
Net income	$27,167	18,936
Basic and diluted earnings per share	$0.25	0.18

Weighted average shares outstanding:
Basic	107,499,975	107,257,811
Diluted	108,670,384	107,436,211

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Average Balance Sheet and Yield/Rate Information

	For Three Months Ended
	March 31, 2013			March 31, 2012
	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$112,869	10	0.04%	95,604	14	0.06%
Securities available-for-sale	1,371,679	5,363	1.56%	1,157,510	5,891	2.04%
Securities held-to-maturity	169,374	2,751	6.50%	268,416	3,668	5.47%
Net loans	10,364,257	119,860	4.63%	8,915,992	110,252	4.95%
Federal Home Loan Bank stock	144,749	1,450	4.01%	112,759	1,391	4.93%
Total interest-earning assets	12,162,928	129,434	4.26%	10,550,281	121,216	4.60%
Non-interest earning assets	549,764			470,532
Total assets	$12,712,692			$11,020,813

Interest-bearing liabilities:
Savings	1,739,465	1,677	0.39%	1,407,586	1,973	0.56%
Interest-bearing checking	1,740,042	1,458	0.34%	1,335,836	1,700	0.51%
Money market accounts	1,585,992	1,687	0.43%	1,221,482	2,087	0.68%
Certificates of deposit	2,927,195	7,866	1.07%	3,405,240	12,573	1.48%
Interest bearing deposits	7,992,694	12,688	0.63%	7,370,144	18,333	0.99%
Borrowed funds	2,631,414	14,705	2.24%	2,063,436	15,152	2.94%
Total interest-bearing liabilities	10,624,108	27,393	1.03%	9,433,580	33,485	1.42%
Non-interest bearing liabilities	1,012,314			602,578
Total liabilities	11,636,422			10,036,158
Stockholders' equity	1,076,270			984,655
Total liabilities and stockholders' equity	$12,712,692			$11,020,813

Net interest income		$102,041			$87,731

Net interest rate spread			3.23%			3.18%

Net interest earning assets	$1,538,820			$1,116,701

Net interest margin			3.36%			3.33%

Ratio of interest-earning assets to total interest- bearing liabilities	1.14	X		1.12	X

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Performance Ratios

	For the Three Months Ended
	March 31,
	2013	2012

Return on average assets	0.85%	0.69%
Return on average equity	10.10%	7.69%
Return on average tangible equity	11.12%	8.15%
Interest rate spread	3.23%	3.18%
Net interest margin	3.36%	3.33%
Efficiency ratio	50.05%	55.52%
Non-interest expense to average total assets	1.77%	1.98%
Average interest-earning assets to average interest-bearing liabilities	1.14	1.12

INVESTORS BANCORP, INC. AND SUBSIDIARIES
Selected Financial Ratios and Other Data

	March 31, 2013	December 31, 2012

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.19%	1.14%
Non-performing loans as a percent of total loans	1.37%	1.31%
Allowance for loan losses as a percent of non-accrual loans	110.21%	117.92%
Allowance for loan losses as a percent of total loans	1.41%	1.36%

Capital Ratios:
Total risk-based capital (to risk weighted assets) (1)	11.36%	11.24%
Tier 1 risk-based capital (to risk weighted assets) (1)	10.11%	9.98%
Tier 1 leverage (core) capital (to adjusted tangible assets) (1)	7.41%	7.59%
Equity to total assets (period end)	8.46%	8.39%
Average equity to average assets	8.47%	8.92%
Tangible capital (to tangible assets)	7.75%	7.67%
Book value per common share	$9.99	$9.81

Other Data:
Number of full service offices	100	101
Full time equivalent employees	1,196	1,193

(1) Ratios are for Investors Bank and do not include capital retained at the holding company level.